Exhibit 99.1

For Immediate Release	Media Contact
Dick Parsons
           “Perfectly Filtered Water
  For a Great Taste and a Healthier Life”

 (949) 234-1999
dickparsons@seychelle.com

Seychelle Reports Record Earnings of $0.07 per basic share* for the
Fiscal Year Ended February 28, 2011 vs. $0.02 for the Prior Fiscal Year

Both Record Sales & Net Income Exceeded its Previous Guidance For the Fiscal Year Period Ended February 28, 2011

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) – May 31, 2011—Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV),  a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made two key announcements today.  First, the Company announced that sales revenue for the fiscal year ended February 28, 2011 was a record $4,470,090, compared to $2,743,671 in the prior year, up $1,726,419 for an increase of 62.9% with a net income a record of $1,711,790 ($0.07 per basic share) an increase of $1,148,860 or up 204.0% over prior year net income of $562,930 ($0.02 per basic share). This is the seventh consecutive profitable quarter in a row for Seychelle.  With a backlog of $796,978, we anticipate a continuation of this sales and earnings trend, but can’t provide any guidance at this point.

Second, Carl Palmer followed by saying “the need for this superior water filtration technology was never more evident than with the outbreak of Cholera, which is expected to last for up to three years, in Haiti along with other Latin America countries where our 28 oz advanced filter bottle is being used.”  He went on to say “the new radiological filter that removes 100% of major nuclear contaminants in drinking water solves yet another consumer need in times of nuclear disasters such as the one that recently occurred in Japan which can last for years.”

With Seychelle portable water filtration, consumers can drink, with complete confidence, perfectly filtered water that is great-tasting from a variety of sources – the tap, rivers, streams, ponds or creeks. The standard filter works for water from the tap while the advance filter is needed for outdoor use. The proprietary Seychelle Ionic Adsorption Micron Filter (IAMF) has been tested extensively by Independent Government laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53.

* Issued and outstanding common share

         ”Seychelle Products are the Most Field and Laboratory Tested
         Products of Their Kind in the World”

About Seychelle Environmental Technologies, Inc.

Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV) is a worldwide leader in the development, assembly and sale of a proprietary filtration system for portable water bottles.  For more information, please visit www.seychelle.com  or call (949) 234-1999.

Note to Investors

Seychelle is a national, publicly traded company with 25,882,646 outstanding shares of common stock, including a float of approximately 7.9 million shares.  This press release may contain certain forward-looking information about the Company's business prospects/projections.  These are based upon good-faith current expectations of the Company's management.  The Company makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to the Company.  The company assumes no obligation to update the information in this press release.